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                                                                    EXHIBIT 10.1



Company Contact:
Dennis E. Valentine
Chief Financial Officer
(760) 602-3292
www.jmar.com

FOR IMMEDIATE RELEASE

          JMAR TECHNOLOGIES NAMES RONALD A. WALROD PRESIDENT, CEO, AND
                   DIRECTOR; VERNON BLACKMAN, PH.D., CHAIRMAN

SAN DIEGO, CALIFORNIA (OCTOBER 15, 2002) -- JMAR TECHNOLOGIES, INC. (NASDAQ NM:
JMAR), a leading developer and supplier of precision systems for the semiconductor and nanotechnology industries, today announced that Ronald A. Walrod, an executive with more than 30 years of experience developing and commercializing advanced technologies, has been named the Company's new President and Chief Executive Officer. Mr. Walrod was also elected as a director to the Company's Board of Directors. Mr. Walrod replaces interim Chief Executive Officer Joseph G. Martinez, who assumed that position following the retirement of JMAR co-founder John S. Martinez, Ph.D., in August. Mr. Joseph Martinez will resume his previous duties as Corporate Senior Vice President and the Company's General Counsel. As previously announced, Dr. Martinez will remain with the Company as a member of its Board of Directors.

JMAR also reported that Vernon H. Blackman, Ph.D., who has served on the Company's Board of Directors since 1991, has been elected Chairman of the Board.

An achievement-driven leader with a history of developing and bringing to market a range of advanced technologies, Mr. Walrod previously served as President and CEO of Kinetic Probe, a privately-held company engaged in the development of semiconductor probe cards. While there, he established a new business model for the start-up operation and secured funding from a range of sources to develop and commercialize its product. Prior to that, Mr. Walrod served as President and CEO of Nautronix, a leading supplier of dynamic positioning, autopilot and automation systems for marine applications. While under his direction, that company, a U.S. subsidiary of an Australian company, effectively capitalized on emerging opportunities in the offshore oil and gas industry and tripled its revenues in less than two years. Prior to leading Nautronix, Mr. Walrod served as President and CEO of Applied Remote Technology, Inc. (ART), a company he founded to develop autonomous undersea vehicle (AUV) systems, advanced undersea sensors, and acoustic communications links, all of which have both commercial and military applications. Under his leadership, ART formed a series of teaming agreements, strategic alliances, and technology transfer agreements that enabled it to gain rapid access to its targeted markets. The effectiveness of ART's AUV and sensor systems earned the Company recognition as a leading innovator in the field and led directly to ART's acquisition by General Dynamics.



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JMAR TECHNOLOGIES NAMES RONALD A. WALROD PRESIDENT, CEO, AND DIRECTOR; VERNON
BLACKMAN, PH.D., CHAIRMAN/2


Mr. Walrod graduated with Honors from the United States Coast Guard Academy and earned both Masters of Science and Professional Engineer Degrees from the Massachusetts Institute of Technology in 1970, and received a Masters of Business Administration degree from the University of San Diego in 1983. He was awarded a fellowship for graduate studies in Ocean Engineering from the National Science Foundation and has twice received the Industrial Research and Development IR 100 Award for Remotely Operated Vehicles developed under his direction. Mr. Walrod holds a United States Patent for "Comminution by Cryogenic Electrohydraulics" that was issued in 1998.

Commenting on Mr. Walrod's appointment, JMAR Chairman Dr. Blackman said, "We are extremely pleased to have an executive of Ron's caliber to lead the JMAR team. His extensive background as both a developer of innovative technology and the driving force behind the commercial success of the resulting products, makes him exceptionally well qualified to lead JMAR as we position our new Collimated Plasma Lithography (CPL) technology for introduction to the semiconductor equipment marketplace. Ron will also be instrumental in realizing the potential of JMAR's other businesses, including our precision systems business at JPSI."

Mr. Walrod added, "As someone who has dedicated his career to transforming new technology into viable products, the opportunity to work with JMAR at this watershed in its corporate history is exciting. JMAR's 1-nanometer wavelength lithography source is the culmination of a decade of research. The Company is ready to integrate a CPL source with a lithography stepper to carry out beta testing and demonstrations on Gallium Arsenide wafers. Once the advantages of the CPL approach are contrasted with the alternatives for next generation lithography, I believe the industry will see CPL as a strong contender with an important role to play in the future of chip production. I am committed to working with the JMAR team to commercialize this breakthrough technology as quickly as possible by forming alliances with key industry players. I also look forward to working with our senior managers to successfully pursue the available opportunities in JMAR's precision metrology and stage business."

JMAR Technologies, Inc., is the world's leading developer and manufacturer of collimated laser plasma lithography sources and systems and X-ray lithography stepper systems for the semiconductor industry. It also develops proprietary advanced laser, one nanometer and EUV light sources for other high-value microelectronics applications. In addition, JMAR provides semiconductor process technologies and services and manufactures precision measurement, positioning and light-based manufacturing systems for inspection, repair, and fabrication of semiconductors, data storage devices, biomedical and optical communications products.

          Public Relations Contact:        Investor Relations Contact:
          Adam Mazur                       Tim Clemensen
          Rubenstein Public Relations      Rubenstein Investor Relations
          (212) 843-8073                   (212) 843-9337
          amazur@rubensteinpr.com          tclemensen@rubensteinir.com



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